Exhibit 10.85

NONQUALIFIED STOCK OPTION AGREEMENT

PURSUANT TO THE

21st CENTURY ONCOLOGY HOLDINGS, INC. 2014 OMNIBUS INCENTIVE PLAN

*  *  *  *  *

Participant:

Grant Date:

Per Share Exercise Price:  $

Number of Shares subject to this Option:

*  *  *  *  *

THIS NON-QUALIFIED STOCK OPTION AWARD AGREEMENT (this “Agreement”), dated as of the Grant Date specified above, is entered into by and between 21st Century Oncology Holdings, Inc., a corporation organized in the State of Delaware (the “Company”), and the Participant specified above, pursuant to the 21st Century Oncology Holdings, Inc. 2014 Omnibus Incentive Plan, as in effect and as amended from time to time (the “Plan”), which is administered by the Committee; and

WHEREAS, it has been determined under the Plan that it would be in the best interests of the Company to grant the Non-Qualified Stock Option provided for herein to the Participant.

NOW, THEREFORE, in consideration of the mutual covenants and promises hereinafter set forth and for other good and valuable consideration, the parties hereto hereby mutually covenant and agree as follows:

1.                                      Incorporation By Reference; Plan Document Receipt.  This Agreement is subject in all respects to the terms and provisions of the Plan (including, without limitation, any amendments thereto adopted at any time and from time to time unless such amendments are expressly intended not to apply to the Award provided hereunder), all of which terms and provisions are made a part of and incorporated in this Agreement as if they were each expressly set forth herein.  Any capitalized term not defined in this Agreement shall have the same meaning as is ascribed thereto in the Plan.  The Participant hereby acknowledges receipt of a true copy of the Plan and that the Participant has read the Plan carefully and fully understands its content.  In the event of any conflict between the terms of this Agreement and the terms of the Plan, the terms of this Agreement shall control.  No part of the Option granted hereby is intended to qualify as an “incentive stock option” under Section 422 of the Code.

2.                                      Grant of Option.  The Company hereby grants to the Participant, as of the Grant Date specified above, a Non-Qualified Stock Option (this “Option”) to acquire from the Company at the Per Share Exercise Price specified above, the aggregate number of shares of

Common Stock specified above (the “Option Shares”).  Except as otherwise provided by the Plan, the Participant agrees and understands that nothing contained in this Agreement provides, or is intended to provide, the Participant with any protection against potential future dilution of the Participant’s interest in the Company for any reason.  The Participant shall have no rights as a stockholder with respect to any shares of Common Stock covered by the Option unless and until the Participant has become the holder of record of such shares, and no adjustments shall be made for dividends in cash or other property, distributions or other rights in respect of any such shares, except as otherwise specifically provided for in the Plan or this Agreement.

3.                                      Vesting and Exercise.

(a)                                 Vesting.  Subject to the provisions of Sections 3(b) through 3(f) hereof, the Option shall vest and become exercisable as follows, provided that the Participant has not incurred a Termination prior to each such vesting date:

Vesting Date	Portion of Shares
[•], 2015	One third (1/3)
[•], 2016	One third (1/3)
[•], 2017	One third (1/3)

There shall be no proportionate or partial vesting in the periods prior to each vesting date and all vesting shall occur only on the appropriate vesting date, subject to the Participant’s continued service with the Company or any of its Subsidiaries on each applicable vesting date.  Upon expiration of the Option, the Option shall be cancelled and no longer exercisable.

(b)                                 Committee Discretion to Accelerate Vesting.  Notwithstanding the foregoing, the Committee may, in its sole discretion, provide for accelerated vesting of the Option at any time and for any reason.

(c)                                  Termination by the Company without Cause or by the Participant for Good Reason.  In the event of the Participant’s Termination by the Company without Cause or by the Participant for Good Reason, the Option shall become fully vested.  For purposes herein, Good Reason shall (a) have the same meaning ascribed to such term in any employment or severance agreement then in effect between the Participant and the Company or one of its Subsidiaries or, if no such agreement containing a definition of “Good Reason” is then in effect, (b) mean resignation after the occurrence of one or more of the following events without the Participant’s consent: (i) the Company’s or its Subsidiaries material breach of any written employment agreement or this Agreement that results in a material and adverse change to the Participant’s rights under the employment agreement or this Agreement, respectively, (ii) a material diminution in the responsibilities or authority of the Participant, (iii) a reduction in the Participant’s annual base salary or annual bonus opportunities or (iv) relocation of the Participant’s primary office location by more than 30 miles; provided that no termination pursuant to paragraph (b) above shall be deemed a termination by the Participant for “Good Reason” unless (A) the Participant shall have delivered written notice to the Company (or if applicable, its Subsidiary) specifying the purported Good Reason event within thirty (30) days of its occurrence, (B) the Company (or if applicable, its Subsidiary) fails to cure such circumstances within thirty (30) days of receipt of such notice and (C) the Participant resigns within ten (10) days of the Company’s (or if applicable, its Subsidiary’s) failure to cure.

(d)                                 Retirement.  Subject to Section 3(g), in the event of the Participant’s Termination by reason of Retirement, any portion of the Option that would have otherwise vested during the 36-month period following Termination shall become contingently vested, provided that such portion of the Option (the “Contingent Option”) shall not become exercisable until such portion would have otherwise vested in accordance with the vesting schedule set forth on Section 3(a).  For purposes herein, “Retirement” shall mean a voluntary Termination (other than for Good Reason) at or after age 65, provided that the Participant has completed at least five (5) years of service with the Company.

(e)                                  Death or Disability.  In the event of the Participant’s Termination by reason of death or Disability, the Option shall become fully vested.

(f)                                   Other Terminations.  In the event of the Participant’s Termination for any reason not described in Sections 3(c) through 3(e), and subject to Section 3(b), the unvested portion of the Option shall be immediately forfeited for no consideration upon Termination.

(g)                                  Expiration.  Unless earlier terminated in accordance with the terms and provisions of the Plan and/or this Agreement, all portions of the Option (whether vested or not vested) shall expire and shall no longer be exercisable after the expiration of ten (10) years from the Grant Date.

4.                                      Termination.  Subject to the terms of the Plan and this Agreement, the Option, to the extent vested at the time of the Participant’s Termination, shall remain exercisable as follows:

(a)                                 Termination due to Death or Disability.  In the event of the Participant’s Termination by reason of death or Disability, the vested portion of the Option shall remain exercisable until the earlier of (i) one (1) year from the date of such Termination, and (ii) the expiration of the stated term of the Option pursuant to Section 3(g) hereof; provided, however, that in the case of a Termination due to Disability, if the Participant dies within such one (1) year exercise period, any unexercised Option held by the Participant shall thereafter be exercisable by the legal representative of the Participant’s estate, to the extent to which it was exercisable at the time of death, for a period of one (1) year from the date of death, but in no event beyond the expiration of the stated term of the Option pursuant to Section 3(g) hereof.

(b)                                 Termination by the Company Without Cause or by the Participant With Good Reason.  In the event of the Participant’s involuntary Termination by the Company without Cause or by the Participant With Good Reason, the vested portion of the Option shall remain exercisable until the earlier of (i) one (1) year from the date of such Termination, and (ii) the expiration of the stated term of the Option pursuant to Section 3(g) hereof.

(c)                                  Voluntary Resignation.  In the event of the Participant’s voluntary Termination (other than a voluntary Termination described in Section 4(d) hereof and not for Good Reason), the vested portion of the Option shall remain exercisable until the earlier of (i)

ninety (90) days from the date of such Termination, and (ii) the expiration of the stated term of the Option pursuant to Section 3(g) hereof.

(d)                                 Termination for Cause.  In the event of the Participant’s Termination for Cause or in the event of the Participant’s voluntary Termination (as provided in Section 4(c) hereof) after an event that would be grounds for a Termination for Cause, the Participant’s entire Option (whether or not vested) shall terminate and expire upon such Termination.

(e)                                  Termination due to Retirement.  In the event of the Participant’s Termination due to Retirement, the vested portion of the Option shall remain exercisable until the earlier of (i) three (3) years from the date of such Termination, and (ii) the expiration of the stated term of the Option pursuant to Section 3(g) hereof; provided that the Participant shall not be entitled to exercise any portion of the Option that is a Contingent Option until the date that such Contingent Option(s) would have otherwise vested pursuant to the schedule set forth in Section 3(a) had the Participant remained employed by the Company; provided, further, that in the event the Company determines that the Participant commits a material breach of any fiduciary, confidentiality, non-disclosure, non-competition, non-solicitation, non-interference, non-disparagement obligations to the Company or its Subsidiaries (including without limitation, the Participant’s engagement in any Prohibited Activities), any portion of the Option, including any Contingent Option, that remains unexercised at such time shall be immediately forfeited for no consideration.  For purposes herein, “Prohibited Activities” shall mean the activities that are prohibited under the covenant not to compete, not to solicit or hire employees, not to solicit or disrupt business relations, not to disparage or any similar restrictions, in any employment or severance agreement then in effect between the Participant and the Company or one of its Subsidiaries or, if no such agreement containing a covenant not to compete is then in effect, the Participant would be deemed to be engaged in “Prohibited Activities” if the Participant, during the term of his or her employment or engagement and for a period of 3 years following Termination, (i) engages in any business activities for himself or on behalf of any enterprise in any capacity or owns any interest in any entity which competes or is competitive with the Company in the business of organizing, establishing, developing, providing or managing radiation therapy services or services ancillary thereto, in any state in which the Company, its Affiliates and/or any of their respective joint ventures then operate or has plans to operate as of the date of Termination, (ii) interferes or disrupts or attempts to interfere or disrupt, the relationships between the Company, its Affiliates and/or their respective joint ventures and any patient, referral source or supplier or other person having business relationships with the Company, its Affiliates and/or their respective joint ventures, (iii) solicits, induces or hires, or attempts to solicit, induce or hire, any employee, consultant or agent of the Company, its Affiliates and/or their respective joint ventures (such employees, consultants or agents to be covered by this restriction while so employed or engaged and for a period of six (6) months thereafter) or (iv) publishes or makes any disparaging statements about the Company, any Affiliate of the Company, or any of their directors, officers or employees, under circumstances where it is reasonably foreseeable that the statements will be made public, except that the ownership of no more than 2 percent of the stock of a publicly traded corporation shall not be deemed participation in or affiliation with an entity or person so long as the Participant has no other connection or relationship with such entity or person.

(f)                                   Treatment of Unvested Options upon Termination.  Any portion of the Option that is not vested and that is not a Contingent Option as of the date of the Participant’s Termination for any reason shall terminate and expire as of the date of such Termination.

5.                                      Method of Exercise and Payment.  Subject to Section 8 hereof, to the extent that the Option has become vested and exercisable with respect to a number of shares of Common Stock as provided herein, the Option may thereafter be exercised by the Participant, in whole or in part, at any time or from time to time prior to the expiration of the Option as provided herein and in accordance with Sections 6.4(c) and 6.4(d) of the Plan, including, without limitation, by the filing of any written form of exercise notice as may be required by the Committee and payment in full of the Per Share Exercise Price specified above multiplied by the number of shares of Common Stock underlying the portion of the Option exercised.

6.                                      Non-Transferability.  The Option, and any rights and interests with respect thereto, issued under this Agreement and the Plan shall not be sold, exchanged, transferred, assigned or otherwise disposed of in any way by the Participant (or any beneficiary of the Participant), other than by testamentary disposition by the Participant or the laws of descent and distribution.  Notwithstanding the foregoing, the Committee may, in its sole discretion, permit the Option to be Transferred to a Family Member for no value, provided that such Transfer shall only be valid upon execution of a written instrument in form and substance acceptable to the Committee in its sole discretion evidencing such Transfer and the transferee’s acceptance thereof signed by the Participant and the transferee, and provided, further, that the Option may not be subsequently Transferred other than by will or by the laws of descent and distribution or to another Family Member (as permitted by the Committee in its sole discretion) in accordance with the terms of the Plan and this Agreement, and shall remain subject to the terms of the Plan and this Agreement.  Any attempt to sell, exchange, transfer, assign, pledge, encumber or otherwise dispose of or hypothecate in any way the Option, or the levy of any execution, attachment or similar legal process upon the Option, contrary to the terms and provisions of this Agreement and/or the Plan shall be null and void and without legal force or effect.

7.                                      Governing Law.  All questions concerning the construction, validity and interpretation of this Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to the choice of law principles thereof.

8.                                      Withholding of Tax.  The Company shall have the power and the right to deduct or withhold, or require the Participant to remit to the Company, an amount sufficient to satisfy any federal, state, local and foreign taxes of any kind (including, but not limited to, the Participant’s FICA and SDI obligations) which the Company, in its sole discretion, deems necessary to be withheld or remitted to comply with the Code and/or any other applicable law, rule or regulation with respect to the Option and, if the Participant fails to do so, the Company may otherwise refuse to issue or transfer any shares of Common Stock otherwise required to be issued pursuant to this Agreement.  Any minimum statutorily required withholding obligation with regard to the Participant may be satisfied by reducing the amount of cash or shares of Common Stock otherwise deliverable upon exercise of the Option.

9.                                      Entire Agreement; Amendment.  This Agreement, together with the Plan, contains the entire agreement between the parties hereto with respect to the subject matter contained herein, and supersedes all prior agreements or prior understandings, whether written or oral, between the parties relating to such subject matter.  The Committee shall have the right, in its sole discretion, to modify or amend this Agreement from time to time in accordance with and as provided in the Plan, and the Company shall give written notice to the Participant of any such modification or amendment of this Agreement as soon as practicable after the adoption thereof; provided, for the avoidance of doubt, that, unless otherwise required by law or specifically provided for in the Plan, the rights of the Participant with respect to this Agreement may not be materially impaired without the consent of the Participant. This Agreement may also be modified or amended by a writing signed by both the Company and the Participant.

10.                               Notices.  Any notice hereunder by the Participant shall be given to the Company in writing and such notice shall be deemed duly given only upon receipt thereof by the General Counsel of the Company.  Any notice hereunder by the Company shall be given to the Participant in writing and such notice shall be deemed duly given only upon receipt thereof at such address as the Participant may have on file with the Company.

11.                               No Right to Employment.  Any questions as to whether and when there has been a Termination and the cause of such Termination shall be determined in the sole discretion of the Committee.  Nothing in this Agreement shall interfere with or limit in any way the right of the Company, its Subsidiaries or its Affiliates to terminate the Participant’s employment or service at any time, for any reason and with or without Cause.

12.                               Transfer of Personal Data.  The Participant authorizes, agrees and unambiguously consents to the transmission by the Company (or any Subsidiary) of any personal data information related to the Option awarded under this Agreement for legitimate business purposes (including, without limitation, the administration of the Plan).  This authorization and consent is freely given by the Participant.

13.                               Compliance with Laws.  The issuance of the Option (and the Option Shares upon exercise of the Option) pursuant to this Agreement shall be subject to, and shall comply with, any applicable requirements of any foreign and U.S. federal and state securities laws, rules and regulations (including, without limitation, the provisions of the Securities Act, the Exchange Act and in each case any respective rules and regulations promulgated thereunder) and any other law or regulation applicable thereto.  The Company shall not be obligated to issue the Option or any of the Option Shares pursuant to this Agreement if any such issuance would violate any such requirements.

14.                               Section 409A.  Notwithstanding anything herein or in the Plan to the contrary, the Option is intended to be exempt from the applicable requirements of Section 409A of the Code and shall be limited, construed and interpreted in accordance with such intent.

15.                               Binding Agreement; Assignment.  This Agreement shall inure to the benefit of, be binding upon, and be enforceable by the Company and its successors and assigns.  The Participant shall not assign (except in accordance with Section 6 hereof) any part of this Agreement without the prior express written consent of the Company.

16.                               Headings.  The titles and headings of the various sections of this Agreement have been inserted for convenience of reference only and shall not be deemed to be a part of this Agreement.

17.                               Counterparts.  This Agreement may be executed in one or more counterparts and by facsimile or other electronic transmission, each of which shall be deemed to be an original, but all of which shall constitute one and the same instrument.

18.                               Further Assurances.  Each party hereto shall do and perform (or shall cause to be done and performed) all such further acts and shall execute and deliver all such other agreements, certificates, instruments and documents as either party hereto reasonably may request in order to carry out the intent and accomplish the purposes of this Agreement and the Plan and the consummation of the transactions contemplated thereunder.

19.                               Severability.  The invalidity or unenforceability of any provisions of this Agreement in any jurisdiction shall not affect the validity, legality or enforceability of the remainder of this Agreement in such jurisdiction or the validity, legality or enforceability of any provision of this Agreement in any other jurisdiction, it being intended that all rights and obligations of the parties hereunder shall be enforceable to the fullest extent permitted by law.

20.                               Acquired Rights.  The Participant acknowledges and agrees that:  (a) subject to Section 9 hereof, the Company may terminate or amend the Plan at any time; (b) the award of the Option made under this Agreement is completely independent of any other award or grant and is made at the sole discretion of the Company; (c) no past grants or awards (including, without limitation, the Option awarded hereunder) give the Participant any right to any grants or awards in the future whatsoever; and (d) any benefits granted under this Agreement are not part of the Participant’s ordinary salary, and shall not be considered as part of such salary in the event of severance, redundancy or resignation.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

21st CENTURY ONCOLOGY HOLDINGS, INC.

By:

Name:

Title:

PARTICIPANT

Name: